EXHIBIT 10.2

                          CONSULTING SERVICE AGREEMENT

This Agreement is made effective as of February 1, 2005 (the "Effective Date"), by and between John N. Brobjorg ("CONSULTANT") of 4209 Cedarbrook Circle, Richardson, TX 75082, and RG America, Inc. ("Client") of 2100 Valley View Lane, Suite 100, Dallas, TX 75234.

In this Agreement, the party who is contracting to receive services shall be referred to as "CLIENT", and the party who will be providing the services shall be referred to as "CONSULTANT".

CONSULTANT has a background in financial and accounting consulting and is willing to provide services to CLIENT based on this background.

CLIENT desires to have services provided by CONSULTANT.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on the Effective Date, CONSULTANT will provide the following services (collectively, the "Services") in the case of:

      A)    Use of CONSULTANT'S name as Corporate Controller of CLIENT.

      B) CONSULTANT will act in the capacity of Corporate Controller and review, oversee and sign all matters as would be required by a Corporate Controller relation to the CLIENT and its subsidiaries.

      C) CONSULTANT will act in the capacity of Corporate Controller and review, oversee and sign all SEC documents as required by a Corporate Controller in relation to the CLIENT and it's subsidiaries

      D)    Use of CONSULTANT'S name on all of CLIENT'S literature and web page.

      E) Assist CLIENT in preparation of financial and operational reports and schedules as requested, including but not limited to SEC and IRS filings

      F)    Attend meetings and events as requested by CLIENT.

      G) Other matters as requested by CLIENT pursuant to the position of Corporate Controller.

      H) CONSULTANT will agree to assist the company on all matters in the event of any SEC, IRS or legal issues.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by CONSULTANT shall be determined by CONSULTANT after discussing with CLIENT.

3. CASH PAYMENT. CLIENT will pay a fee to CONSULTANT for the Services based on a rate of $1,500.00 per month. CLIENT also agrees to pay a $5,000 fee to CONSULTANT for assistance in the preparation of the CLIENT 10-KSB for the period ended December 31, 2004. CLIENT Agrees to remit the $1,500.00 monthly payments to CONSULTANT by the 5th day of each month for the services performed and to remit the $5,000 fee for the 10-KSB upon the filing of the document with the Securities and Exchange Commission.

4. STOCK PAYMENT. In recognition of prior and current services performed, CLIENT will grant CONSULTANT One Hundred Sixty Six Thousand Six Hundred Sixty Seven (166,667) Options to purchase CLIENT common stock at a price of $0.50 per share and exercisable in accordance with the attached schedule as approved by CLIENT Board of Directors..


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4.    EXPENSE REIMBURSEMENT.  CONSULTANT shall be entitled to reimbursement from
      CLIENT for all reasonable "out-of-pocket" expenses directly related to the case such as, but not limited to: travel, copying expenses, etc. as approved by client in advance.

5. NEW PROJECT APPROVAL. CONSULTANT and CLIENT recognize that CONSULTANT's Services will include working on various projects for CLIENT. CONSULTANT shall obtain the approval of CLIENT prior to the commencement of each new project.

6. TERM/TERMINATION. This Agreement is for a three (3) year period and shall terminate automatically on May 1, 2008, unless both CLIENT and CONSULTANT agree in writing to an amendment of the agreement.

7. RELATIONSHIP OF PARTIES. It is understood by the parties that CONSULTANT is an independent contractor with respect to CLIENT, and not an employee of CLIENT. CLIENT will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of CONSULTANT.

8. CONFIDENTIALITY and Non-Compete. CONSULTANT recognizes that CLIENT has and will have medical and legal information which need to be protected from improper disclosure. In consideration for the disclosure of the Information, CONSULTANT agrees that CONSULTANT will not at any time or in any manner, either directly or indirectly, use any Information for CONSULTANT's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of CLIENT. CONSULTANT will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement. Additionally, CONSULTANT agrees to sign CLIENTS standard non-compete agreement as well as non-disclosure agreements.

9. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that CONSULTANT has disclosed (or has threatened to disclose) Information in violation of this Agreement, CLIENT shall be entitled to an injunction to restrain CONSULTANT from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. CLIENT shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

      10. SERVICES TO THIRD PARTIES. The parties recognize that CONSULTANT may provide consulting services to other parties. However, CONSULTANT is bound by the confidentiality provisions of this Agreement, and CONSULTANT may not use the information, directly or indirectly, for the benefit of third parties.

      11. RETURN OF RECORDS. Upon termination of this Agreement, CONSULTANT shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in CONSULTANT's possession or under CONSULTANT's control and that are CLIENT's property or relate to CLIENT's business.


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12.   NOTICES.  All notices  required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:


IF for CLIENT:                                  IF for CONSULTANT:

John E. Rea                                     John N. Brobjorg
Chief Executive Officer                         4209 Cedarbrook Circle
RG America, Inc.                                Richardson, TX 75082
2100 Valley View Lane, Suite 100
Dallas, TX 75234

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

14. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written, save and accept the aforementioned non-disclosure and non-compete agreements. This Agreement supersedes any prior written or oral agreements between the parties save and accept the aforementioned non-disclosure and non-compete agreements.

15. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

16. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

17. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

18. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Texas.


RG America, Inc.

By:______________________________
   John E. Rea
   Chief Executive Officer


John N. Brobjorg

By:______________________________
   John N. Brobjorg


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